Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Valero GP, LLC Second Amended and Restated 2000 Long-Term Incentive Plan, of our report dated March 11, 2004 with respect to the consolidated statements of income, cash flows and partners’ equity for the year ended December 31, 2003 of Valero L.P. and subsidiaries, included in Valero L.P.’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Antonio, Texas
October 18, 2006